Exhibit 10.1

STAGE II APPAREL CORP.

2001 Replacement Option Plan

1.       Background and Purpose.  (a)  Stage II Apparel Corp. (the “Company”) maintains four stock option plans adopted since 1994 (the “Old Plans”).  Three of the Old Plans are compensatory, designed to provide officers and key employees with stock options (“Old Compensatory Options”) as a means to supplement below market salaries.  Old Compensatory Options to purchase a total of 2,006,000 shares of the Company’s common stock (“Common Stock”) were outstanding at exercise prices ranging from $.30 to $1.00 per share on August 23, 2001, the date the Company entered into a Stock Purchase Agreement (the “SPA”) with Alpha Omega Group, Inc.  (“AOG”) for the issuance of 30 million shares of Common Stock to AOG at $.05 per share (the “Control Shares”).

(b)     The fourth Old Plan (the “Mirror Option Plan”) was adopted in May 1998 in connection with the purchase of a controlling interest in the Company from its original founders by Richard Siskind and his grant to the founders of options to reacquire from him up to 1.5 million shares of Common Stock at exercise prices ranging from $.50 to $1.50 per share (the “Founders Options”).  As part of the transaction, the Company issued to Mr. Siskind options to purchase up to 1.5 million newly issued shares of Common Stock on the same terms as the Founders Options, exercisable only to the extent the Founders Options are exercised (the “Mirror Options”).

(c)     The SPA provides for each employee of the Company to enter into a termination agreement with the Company upon the closing of the SPA (the “Closing”) to provide for employee’s termination of employment and for severance obligations comprised primarily of new stock options (“Replacement Options”) in exchange for each option outstanding under the Old Plans (“Old Options”), exercisable for three years after the Closing (the “Exercise Period”) for the same number of shares covered by the exchanged Old Option at an exercise price of $.50 per share or the exercise of the exchanged Old Option, if less than $.50 per share (the “Exercise Price”).  Because the issuance of the Control Shares will constitute a change of control triggering the immediate vesting of any unvested Old Options under the terms of the Old Plans, all of the Replacement Options will vest immediately upon issuance.

2.       The Plan.  The Company’s board of directors (the “Board”) has adopted this 2001 Replacement Option Plan (the “Plan”) in accordance with the requirements of the SPA to provide for the issuance to the holder of each Old Option outstanding at the Closing (each, a “Holder”) of a Replacement Option in exchange therefor.  Replacement Options granted under the Plan are intended to be treated as nonqualified stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

3.       Administration.   The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall have plenary authority in its discretion, subject only to the express provisions of the Plan, to adopt, amend and rescind rules and regulations for the administration of the Plan and for its own acts and proceedings and decide all questions and settle all controversies and disputes of general applicability that may arise in connection with the Plan.

4.       Effectiveness and Termination of Plan.  The Plan shall become effective as of the date of the Closing, provided it is approved by the shareholders of the Company prior thereto.  The Plan and all outstanding Replacement Options shall terminate on the earliest of (a) the end of the Exercise Period on the third anniversary of the Closing or (b) the date when all shares of Common Stock reserved for issuance under the Plan shall have been acquired through exercise of Replacement Options granted under the Plan.

5.       The Stock.  The aggregate number of shares of Common Stock issuable under the Plan shall be (a) 3,482,000 shares or (b) the number and kinds of shares of capital stock or other securities substituted therefor as provided in Section 8 (collectively, “Stock”).  The Stock may be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of shares of Common Stock held in or acquired for the treasury of the Company.  Shares of Stock subject to a Replacement Option that terminates unexercised for any reason may not thereafter be subjected to a new Replacement Option.

6.       Replacement Option Agreement.  Each Holder shall enter into a written agreement with the Company setting forth the terms and conditions of the Replacement Option issued to the Holder, consistent with the Plan.  The form of agreement to evidence Replacement Options is annexed hereto as Annex A.

7.       Issuance and Terms of Replacement Options.  (a)  Issuance at Closing.  Replacement Options shall be issued at the Closing to the Holders in the amounts set forth below, exercisable throughout the Exercise Period at the Exercise Prices indicated below.

Issuance of Replacement Options

	Old Options			Replacement Options
	Number			Number

Name of

	of Shares		Exercise	of Shares	Exercise
Holder	Covered		Price	Covered	Price

Richard Siskind	900,000		$.7500	900,000	$.5000
	400,000.8125			400,000.5000
	500,000	(1)	1.5000	500,000.5000
	500,000	(1)	1.0000	500,000.5000
	476,000	(1)	.5000	476,000.5000
Beverly Roseman	75,000.8125			75,000.5000
	150,000.6250			150,000.5000
Jon Siskind	75,000.8125			75,000.5000
	150,000.6250			150,000.5000
Neil Siskind	15,000.4376			15,000.4375
	100,000.3000			100,000.3000
Alan Kanis	15,000.4375			15,000.4375
	15,000.3000			15,000.3000
Ivan Burg	4,000.8125			4,000.5000
Jeffrey Greenblatt	4,000.8125			4,000.5000
Stacey Kasin	4,000.8125			4,000.5000

(1)   Represents Mirror Options, which are exercisable only to the extent of any exercise of the corresponding Founders Options.

(b)   Payment for Stock.  The Exercise Price of an Replacement Option shall be paid in full at the time of exercise (i) in cash by check, (ii) with securities of the Company already owned by, and in the possession of, the Holder or (iii) any combination of cash and securities of the Company.  Securities of the Company used to satisfy the exercise price of an Replacement Option shall be valued at their fair market value determined in accordance with the rules set forth in Section 7(b).  The Exercise Price shall not be subject to adjustment, except as provided in Section 8.

(c)   Transferability of Replacement Option.  No Replacement Option shall be transferable except by will or the laws of descent and distribution.  A Replacement Option shall be exercisable during the Holder’s lifetime only by the Holder.

(d)   Modification of Replacement Options.  Subject to the terms and conditions and within the limitations of the Plan, the Committee may modify, extend or renew outstanding Replacement Options granted under the Plan, or accept the surrender of outstanding Replacement Options (to the extent not theretofore exercised) and authorize the granting of new Replacement Options in substitution therefor.  Notwithstanding the foregoing, however, no modification of an Replacement Option shall, without the consent of the Holder, alter or impair any rights or obligations under any Replacement Option theretofore granted under the Plan.

8.     Adjustment for Changes in the Stock.  In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares of capital stock or other securities of the Company or of another Company (whether by reason of merger, consolidation, recapitalization, reclassification, split, reverse split, combination of shares or otherwise), then there shall be substituted for or added to each share of Stock theretofore or thereafter subject to an Replacement Option the number and kind of shares of capital stock or other securities into which each outstanding share of Stock shall be so changed, or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be.  The price and other terms of outstanding Replacement Options shall also be appropriately amended to reflect the foregoing events.  In the event there shall be any other change in the number or kind of outstanding shares of the Stock, or of any capital stock or other securities into which the Stock shall have been changed or for which it shall have been exchanged, if the Committee shall, in its sole discretion, determine that the change equitably requires an adjustment in any Replacement Option theretofore granted or which may be granted under the Plan, then adjustments shall be made in accordance with its determination.  In addition, the Committee shall have the power, in the event of the disposition of all or substantially all of the assets of the Company, or the dissolution of the Company, or the merger or consolidation of the Company with or into any other Company, or the merger or consolidation of any other Company into the Company, or the making of a tender offer to purchase all or a substantial portion of outstanding Stock of the Company, to amend all outstanding Replacement Options (upon such conditions as it shall deem appropriate) to (a) permit the exercise of Replacement Options prior to the effective date of the transaction and to terminate all unexercised Replacement Options as of that date or (b) require the forfeiture of all Replacement Options, provided the Company pays to each Holder the excess of the fair market value of the Stock subject to the Replacement Option over its Exercise Price.

9.     Amendment of the Plan.  The Committee may not amend the Plan in any way that could impair the rights of any Hold under an outstanding Replacement Option.

10.   Application of Funds.  The proceeds received by the Company from the sale of Stock pursuant to this Plan shall be used for general corporate purposes.

11.   No Obligation to Exercise Replacement Option.  The granting of a Replacement Option shall impose no obligation upon the Holder to exercise the Replacement Option.

12.   Expenses of the Plan.  All of the expenses of administering the Plan shall be paid by the Company.

13.   Governing Law.  Except to the extent preempted by federal law, this Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of New York.

Adopted as of August 23, 2001

ANNEX A

STAGE II APPAREL CORP.

Form of Replacement Option Agreement

This Option Agreement is entered into as of _____________ 2001 between Stage II Apparel Corp., a New York corporation (the “Company”), and _______________ (the “Holder”).

In exchange for an outstanding stock option issued by the Company to the Holder for the purchase of certain shares of common stock, $.01 par value, of the Company (the “Common Stock”), the Company has issued the Holder a new option under its 2001 Replacement Option Plan (the “Plan”) on the following terms and conditions.

1.     Grant of Option.  By Company hereby grants to the Holder the right and option (the “Option”) to purchase the aggregate number of shares of Common Stock listed on the signature page hereto (the “Shares”) at an exercise price of $.50 per share (the “Exercise Price”).

2.     Exercise Period.  The Option shall expire on the third anniversary of the date hereof (the “Exercise  Period”).

3.     Exercise of Option.  During the Exercise Period, the Holder may exercise the Option to purchase all or any portion of the Shares by delivering to the Company’s offices a written notice (an “Exercise Notice”) signed by the Holder stating the number of Shares that the Holder has elected to purchase and accompanied by payment (in the form prescribed by Section 4 hereof) of an amount equal to the full Exercise Price for the Shares to be purchased.  The Exercise Notice must also contain a statement (in a form acceptable to the Company) that the Holder is acquiring the Shares for investment.  Following receipt of the foregoing by the Company, it shall instruct its stock transfer agent to issue, as soon as practicable, a certificate representing the Shares so purchased in the name of the Holder and to deliver the certificate to the Holder, free of any restrictive legend.

4.     Payment Upon Exercise.  The Exercise Price for Shares purchased under the Option shall be payable either (a) by personal check or official bank check, (b) with shares of Common Stock already owned by, and in the possession of, the Holder or (c) any combination of the forms of payment referred to in clauses (a) and (b) above.  Any shares of Common Stock used to satisfy the Exercise Price of Shares purchased under the Option shall be valued at their fair market value on the date of the Exercise Notice. If the Holder elects to pay any portion of the Exercise Price for Shares in accordance with clause (b) above, the Exercise Notice shall state the number of shares of Common Stock to be applied toward the Exercise Price and shall be accompanied by the certificate(s) representing those shares of the Common Stock, together with stock powers therefor duly executed by the Holder.

5.     Non-Transferability of Option.  The Option shall not be transferable other than by will or by the laws of descent and distribution and may be exercised only by the Holder.

6.     Incorporation of Plan.  The Option is subject to, and governed by, the terms and conditions of the Plan, which are hereby incorporated by reference.  This Option Agreement, including the Plan incorporated by reference herein, is the entire agreement among the parties hereto with respect to the subject matter and supersedes all prior agreements and understandings.

7.     Adjustments Upon Changes in Common Stock.  The number of Shares covered by the Option and the exercise price of each Share shall be adjusted as provided in the Plan if the shares of Common Stock, as presently constituted, are changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation.

8.     Notices.  Any notice to be given by the Holder hereunder shall be sent to the Company at its principal offices, and any notice from the Company to the Holder shall be sent to the Holder at the address provided to the Company.  All notices shall be in writing and shall be delivered in person or by registered or certified mail.  Either party may change the address to which notices are to be sent by notice in writing given to the other in accordance with the terms hereof.

9.     Governing Law.  This Agreement, as well as the grant of the Option and issuance of the Shares, shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Stage II Apparel Corp.

By:
Name:
Title:

Employee:

Print Name:

Number of Shares:

Exercise Price (if lower than $.50):